EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 26th day of April, 2005, by and between IRIS INTERNATIONAL, INC., a Delaware corporation ("PARENT"), and Blitz 05-047 GmbH (future name: IRIS DEUTSCHLAND GmbH), a company formed under the laws of Germany and an indirectly wholly-owned subsidiary of Parent ("IRIS"), on the one hand, and QUIDEL CORPORATION, a Delaware corporation ("QUIDEL"), and QUIDEL DEUTSCHLAND GmbH, a company formed under the laws of Germany and wholly-owned subsidiary of Quidel (the "COMPANY"), on the other.

                                 R E C I T A L S

         A. Quidel or the Company are the owners of the Assets (as defined below), which Assets are used exclusively in connection with the urinalysis test strip business of the Company.

         B. On the terms and subject to the conditions set forth in this Agreement, Quidel and the Company desire to sell to IRIS, and IRIS desires to purchase from Quidel and the Company, the Assets.

                                A G R E E M E N T

         NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:

         1.       DEFINITIONS.

                  (a) CERTAIN DEFINITIONS. All terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any agreement, note, certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

                  "ACTION"  means  any  litigation,  action,  suit,  proceeding,
arbitration   or  claim  before  any  court  or   Governmental   Authority,   or
investigation by any Governmental Authority.

                  "AFFILIATE" means, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person who is a director, partner or trustee of the specified Person or a Person described in clause (i) of this definition, or (iii) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i) or (ii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

                  "ASSETS" means those assets of Quidel or the Company set forth on SCHEDULE 1(a) attached hereto and to be transferred herewith.

                  "BEST KNOWLEDGE" with respect to any Person means and includes
(i) actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of


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such Person, and (ii) that knowledge which a prudent  businessperson  could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

                  "BUSINESS   CONDITION"  of  any  Person  means  the  financial
condition, results of operations, business, properties or prospects of such Person.

                  "CHARTER DOCUMENTS" means (i) with respect to the Company, the Documents of Incorporation (GRUNDUNGSURKUNDE) and the Articles (SATZUNG) and the Bylaws of the management board (GESCHAFTSORDNUNG) if any, or any similar document, and (ii) with respect to Quidel, Quidel's certificate of incorporation and bylaws.

                  "COMPANY   IP"  means  all   patents,   patent   applications,
trademarks and registered copyrights that are included within the Assets as set forth on Schedule 6(i) hereto.

                  "CONTRACT" means any written or oral note, bond, debenture, mortgage, license, agreement, commitment, contract or understanding.

                  "EXPLOIT"  means  manufacture,   advertise,  license,  market,
merchandise, promote, publicize, sell, use, market, supply or distribute, and "EXPLOITATION" and "EXPLOITED" shall have a correlative meaning.

                  "GAAP" means accounting principles generally accepted in the United States of America.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "IP" means, under the laws of any jurisdiction in the world, any and all: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

                  "LATERAL FLOW TECHNOLOGY LAWSUIT" means that certain action filed on February 4, 2004 by Inverness Medical Switzerland GmbH and Preymed in the District Court in Dusseldorf, Germany, which names Quidel, the Company and Quidel's distributor, Progen Biotechnik GmbH ("PROGEN"), as defendants. The lawsuit alleges that Quidel, the Company and Progen are infringing two Inverness-owned European patents, EP 0 291 194 and EP 0 560 411, and is directed at Quidel's lateral flow test devices.


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                  "LAW" means any German or  applicable  foreign  statute,  law, rule, regulation, ordinance, order, code, policy or rule of common law, in effect as of the date hereof and as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment.

                  "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, provided, however, that a Lien shall not include any limitation on the right to Exploit any Company IP.

                  "MATERIAL CONTRACTS" means any Contract included within the Assets to be transferred to, and assumed by, IRIS hereunder.

                  "ORDER" means any order, judgment, injunction, award, decree, writ, or similar action of any Governmental Authority.

                  "PERSON" means an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

                  "SUBSIDIARY" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

                  "TAX" or "TAXES" mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

                  "TAX RETURN" or "TAX RETURNS" mean all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                  "TRANSFER" means sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and "TRANSFERRED" shall have a correlative meaning.


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                  (b)      OTHER DEFINITIONS. The following terms shall have the
meanings given the terms in the Sections set forth below:

TERM                                                                    SECTION
----                                                                    -------

Arbitrator...........................................................   15(n)
Assumed Liabilities..................................................   4
Claim................................................................   12(e)
Claim Notice.........................................................   12(e)
Closing..............................................................   5(a)
Closing Date.........................................................   5(a)
Company Plans........................................................   6(j)
Damages..............................................................   12(b)
Direct Claim.........................................................   12(e)
Disclosure Letter....................................................   6
Excluded Assets                                                         2(b)
Indemnified Party....................................................   12(e)
Indemnifying Party...................................................   12(e)
Inventory............................................................   3(a)
Jurisdictions........................................................   6(i)(ii)
IRIS Indemnified Party...............................................   12(b)
IRIS Indemnified Parties.............................................   12(b)
Notices..............................................................   15(a)
Provider.............................................................   15(n)
Purchase Price.......................................................   3(a)
Seller Indemnified Parties...........................................   12(c)
Seller Indemnified Party.............................................   12(c)
Stock Option and Pension Benefits....................................   6(j)
Target Inventory Value...............................................   3(a)
Third Party Claim....................................................   12(e)
Trademarks...........................................................   6(i)(ii)


         2.       SALE AND PURCHASE OF THE ASSETS.

                  (a) At the Closing and subject to the terms and conditions herein, each of Quidel and the Company sells and agrees to transfer and assign to IRIS, and IRIS purchases and agrees to accept from Quidel and the Company, all of the Assets, for the Purchase Price provided for in Section 3 of this Agreement.


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                  (b)      Notwithstanding  anything expressed or implied to the
contrary herein, the Assets shall not include any other assets of Quidel or the Company whatsoever (the "EXCLUDED ASSETS"); the Assets shall include only the specific assets expressly identified in SCHEDULE 1(a). Without limiting the foregoing, the term Excluded Assets shall include, without limitation, all cash, cash equivalents, accounts receivable, prepaid taxes, interests in insurance policies, the use of the Quidel name and other trademarks or tradenames of Quidel, except as expressly set forth herein. Quidel or the Company, as applicable, shall retain all right, title and interest in and to the Excluded Assets, and IRIS shall not assume any obligations relating to the Excluded Assets, including, without limitation, any obligations relating to any remaining warranties of any products distributed by Quidel or the Company on or prior to the Closing Date. Notwithstanding the foregoing, IRIS agrees to provide customer service and support for urinalysis test strip products distributed prior to the Closing Date.

         3.       PURCHASE PRICE.

                  (a)      PURCHASE PRICE.  Subject to adjustment as provided in
Section 3(b) below, the purchase price to be paid by IRIS for the Assets (the "PURCHASE PRICE") shall be US $500,000 provided that the aggregate value of the inventory included within the Assets (the "INVENTORY") equals or exceeds US $1,300,000 (the "TARGET INVENTORY VALUE"). Reasonably in advance before Closing, Quidel and the Company shall inform IRIS in writing about the allocation of the Purchase Price between Quidel and the Company.

                  (b) ADJUSTMENT OF PURCHASE PRICE. In the event that, as of the Closing Date, the actual value of the Inventory is less than the Target Inventory Value, the Purchase Price shall be adjusted downward, on a dollar-for-dollar basis, by the amount at which the actual value of the Inventory is less than the Target Inventory Value. The actual value of the Inventory shall be determined in accordance with GAAP consistently applied as of the Closing Date. In the event that IRIS is required at Closing (or at the end of the month in which the Closing occurs) to pay employee payroll for any period prior to the Closing Date, IRIS shall pro rate such payroll costs such that IRIS is responsible for payment for all periods after the Closing Date, and Quidel and the Company are responsible for payment for all periods prior to and including the Closing Date, and IRIS may reduce the Purchase Price by any amount it has paid on Quidel or the Company's behalf at the Closing.

                  (c) TRANSFER COSTS. If applicable, all transfer, sales and use Taxes and fees arising from the transfer of the Assets shall be paid by the party upon whom such Tax or fee is legally assessed, and each party to this Agreement agrees to pay its portion, prorated as of the Closing Date, of state and local personal property Taxes related to the Assets. In addition, although it is the parties understanding that no German value added taxes ("VAT") apply to the transactions contemplated hereunder, in the event that German VAT should apply, IRIS agrees to pay German VAT in addition to such portion of the Purchase Price that applies to the Assets sold and transferred by the Company, and the Company shall issue a proper invoice to IRIS showing German VAT in this respect.

         4. ASSUMPTION OF LIABILITIES FOR ASSETS. As a material part of the consideration for the purchase and sale of the Assets, IRIS acknowledges and agrees to assume, perform, pay and discharge (or to cause its Subsidiary Designee to assume, perform, pay and discharge), subject to


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the terms and conditions herein, only the following  liabilities and obligations of Quidel and the Company (collectively, the "ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations that arise out of or relate to the ownership or use of the Assets or the operation of the urinalysis test strip business after the Closing Date (except as set forth in Section 4(b)), including, without limitation, all liabilities and obligations that arise after the Closing Date (except as set forth in Section 4(b)) under any Material Contract and the Company IP; and

                  (b) all liabilities and obligations of Quidel or the Company in connection with the employment of the employees of the Company becoming due after the Closing Date, including, without limitation, any accrued vacation, bonus, pension, insurance, severance or termination obligations or benefits (regardless of when such benefits or obligations began accruing, whether prior to the Closing Date or otherwise), and the parties acknowledge and agree that the assumption of certain liabilities and obligations by IRIS under this SECTION 4(b) accrue by operation of applicable law, namely Section 613a of the German Civil Code ("BGB"). Quidel and the Company each agree that claims of the Company's employees for any payment or benefit which is outstanding, due and payable to such employee on or before the Closing Date shall not be included in the Assumed Liabilities.

         5.       CLOSING AND DELIVERIES

                  (a) THE CLOSING. The closing of the purchase and sale of the Assets pursuant to Section 2 of this Agreement (the "CLOSING") shall take place on May 31, 2005 by electronic transfer of documents and funds coordinated from the offices of Stubbs Alderton & Markiles, LLP, 15821 Ventura Blvd., Suite 525, Encino, California, or at such other place or time as the parties to this Agreement shall mutually agree upon in writing. The date of the Closing is referred to in this Agreement as the "CLOSING DATE".

                  (b) DELIVERIES AT THE CLOSING. At the Closing: (A) IRIS shall deliver to Quidel and the Company, as applicable (and Parent agrees to cause IRIS to deliver to Quidel and the Company, as applicable) (i) the Purchase Price by wire transfer to accounts designated by Quidel and the Company, respectively, at least two business days prior to Closing, and (ii) such executed documents and instruments as Quidel may reasonably request to evidence the satisfaction of all conditions precedent set forth in Section 10 of this Agreement; and (B) Quidel and the Company, as applicable, shall deliver or cause to be delivered to IRIS such executed documents and instruments as IRIS may reasonably request to evidence the satisfaction of all conditions precedent set forth in Section 9 of this Agreement.

                  (c) FURTHER ASSURANCES. At the Closing, each party to this Agreement shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary or as may be reasonably requested by the other party to carry out the terms of this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF QUIDEL AND THE COMPANY. Except as set forth in the disclosure letter (the "DISCLOSURE LETTER") delivered by Quidel and the Company to IRIS concurrently with the execution and delivery of this Agreement, which letter constitutes:


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(i)  exceptions to particular  representations  and warranties of Quidel and the
Company (referring to the relevant Sections of this Agreement except to the extent that the relevance to such other Sections is reasonably apparent on its face) or (ii) descriptions or lists other items referred to in this Agreement, Quidel and the Company, as applicable, represent and warrant to IRIS, as of the date hereof, as follows:

                  (a) ORGANIZATION. Quidel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a GmbH company duly organized, validly existing and in good standing under the laws of Germany. Each of Quidel and the Company has all requisite power and authority to own, lease and operate its respective properties and assets, including the Assets, and to carry on the urinalysis test strip business as now being conducted.

                  (b) AUTHORITY; ENFORCEABILITY AND EFFECT OF AGREEMENT. Quidel has full corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. All acts and other proceedings required to be taken by Quidel or the Company, as applicable, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and properly taken. This Agreement constitutes a legal, valid and binding obligation of Quidel or the Company, as the case may be, enforceable against Quidel and the Company in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                  (c) COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on the Assets, each of Quidel and the Company and their respective employees, agents and representatives, are and at all times have been in compliance in all material respects with (i) the Charter Documents, (ii) all applicable Laws and Orders relating to either of them or the respective conduct of their businesses or operations or the use of their respective assets or properties. To Quidel's and the Company's Best Knowledge, neither Quidel nor the Company has received, nor does either know of the issuance of any written notice of any violation or alleged violation of any Law or Order by any Governmental Authority.

                  (d) MATERIAL CONTRACTS. SCHEDULE 6(d) contains a true and complete list of all Material Contracts. The Company has delivered or made available to IRIS true and complete copies of all of the Material Contracts set forth in SCHEDULE 6(d). The Company is not in default in any material respect under any of the Material Contracts, nor to Quidel's or the Company's Best Knowledge does any condition exist that with notice or lapse of time or both would constitute a material default under any Material Contract or that would give to any party to any Material Contract any right of termination, first refusal, cancellation, acceleration or modification of any Material Contract. To Quidel's or the Company's Best Knowledge, no other party to any Material Contract is in default under any Material Contract in any material respect nor does any condition exist that with notice or lapse of time or both would constitute a default under any Material Contract.


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                  (e)      NO CONFLICTS.  Assuming all consent  requirements are
satisfied as listed in SCHEDULE 6(l), the execution, delivery and performance by Quidel and the Company of this Agreement and each other agreement to be delivered by Quidel or the Company pursuant to this Agreement does not, and the compliance by Quidel and the Company with the terms and provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) violate or conflict with Quidel's or the Company's Charter
Documents; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification or acceleration of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate or a right of first refusal, or constitute (or with notice or lapse of time or both, constitute) a default under, any Material Contract, or result in the creation of any Lien upon any of the Assets; or (iii) violate any Law or Order against, or binding upon, Quidel, the Company or any of their respective assets or properties that would, individually or in the aggregate, have a material adverse effect on the Assets.

                  (f) LITIGATION AND PROCEEDINGS. Other than the Lateral Flow Technology Lawsuit, there is no pending or, to Quidel's and the Company's Best Knowledge, threatened Action (or basis for any Action) to which Quidel or the Company is a party or involving any of Quidel's or the Company's assets or properties, nor is Quidel or the Company subject to any Order, in each case, which would, individually or in the aggregate, have a material adverse effect on the Assets.

                  (g)      INVENTORY.   The   Inventory   has  been   valued  in
accordance with GAAP consistently applied as of the Closing Date. The Company has good and marketable title to the Inventory free and clear of all Liens.

                  (h)      ASSETS.

                           (i)      Quidel   or  the   Company   has   good  and
marketable title to the Assets, in each case free and clear of any Liens, other than (A) Liens for current taxes not yet delinquent, (B) Liens imposed by Law,
(C) easements and restrictions which would not, individually or in the aggregate, have a material adverse effect on the Assets, or (D) Liens set forth on SCHEDULE 6(h).

                           (ii)     THE EXPRESS  REPRESENTATIONS  AND WARRANTIES
DESCRIBED IN THIS SECTION 6 CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE ASSETS AND THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE ASSETS. NEITHER QUIDEL NOR THE COMPANY MAKE ANY REPRESENTATION OR WARRANTY OF ANY OTHER KIND OR NATURE AND QUIDEL AND THE COMPANY EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER IN FACT OR BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS, INCLUDING WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER. WITHOUT PREJUDICE TO THE APPLICABLE LAW UNDER SECTION 15(f) HEREIN, IRIS, QUIDEL AND THE COMPANY FOR THE AVOIDANCE OF DOUBT HEREBY AGREE THAT THE SYSTEM OF REPRESENTATIONS AND WARRANTIES IMPLEMENTED OF QUIDEL AND THE COMPANY IN THIS AGREEMENT ARE INDEPENDENT FROM AND REPLACE THE STATUTORY SYSTEM OF WARRANTIES UNDER THE GERMAN CIVIL CODE ("BGB"), IF APPLICABLE. THE PARTIES IN PARTICULAR AGREE THAT (i) THE REPRESENTATIONS AND WARRANTIES DESCRIBED IN THIS
SECTION 6 SHALL NOT CONSTITUTE GUARANTEES FOR THE CONDITION ("BESCHAFFENHEITSGARANTIE") PURSUANT TO SECTIONS 443(1) AND 444 OF THE GERMAN CIVIL CODE ("BGB"), (ii) THE PROVISIONS HEREIN REGARDING CONSEQUENCES OF A BREACH


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OF THE  REPRESENTATIONS  AND  WARRANTIES IN THIS  AGREEMENT  INCLUDING,  WITHOUT
LIMITATION, THE RESPECTIVE LIMITATIONS FOR ANY SUCH BREACH FORM AN INTEGRAL PART
OF  THIS   AGREEMENT  AND  THE   RESPECTIVE   REPRESENTATIONS   AND   WARRANTIES
("BESTANDTEILE DER GARANTIEERKLARUNGEN"), AND (iii) QUIDEL AND THE COMPANY ARE ONLY WILLING TO GRANT THE REPRESENTATIONS AND WARRANTIES HEREIN ON THE BASIS ("AUF DER GESCHAFTSGRUNDLAGE") THAT SECTION 444 OF THE GERMAN CIVIL CODE ("BGB") DOES NOT APPLY.

                  (i)      INTELLECTUAL PROPERTY.

                           (i)      SCHEDULE  6(i)  contains a true and complete
list of Company IP. Except as indicated on SCHEDULE 6(i), to the Best Knowledge of Quidel and the Company, the Company IP constitutes all IP owned, licensed or otherwise used by the Company to conduct its urinalysis test strip business as now conducted. Except as indicated on SCHEDULE 6(i), all technology currently utilized by the Company in connection with its urinalysis test strip business operations is owned or licensed by, or has been transferred to the Company or is included within the Assets. Except for the Lateral Flow Technology Lawsuit, neither Quidel nor the Company has received any written notice of infringement or other written complaint to the effect that the Assets, or any portion thereof, violate or infringe the IP or any other proprietary rights of others nor to the Best Knowledge of Quidel or the Company do the Assets, or any portion thereof, violate or infringe the IP or other proprietary rights of any third party. Except as set forth on SCHEDULE 6(i), the Company has full right and authority to utilize the Company IP. Except as indicated on SCHEDULE 6(i) and to the Best Knowledge of Quidel and the Company, no royalties, honoraria, damages or fees are payable by the Company to other Persons by reason of the ownership or use by the Company of any Company IP. To Quidel's and the Company's Best Knowledge, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any Company IP right. Except as set forth on SCHEDULE 6(i), the Company has not transferred to any Person any right to Exploit any Company IP.

                           (ii)     The  Company  or  Quidel  is  the  sole  and
exclusive owner (legal and beneficial) of the trademarks identified on SCHEDULE 6(i) (the "TRADEMARKS") in any and all forms and embodiments thereof in each Jurisdiction (as defined below), and to the goodwill attached to the Trademark in each Jurisdiction, in the class or classes identified on SCHEDULE 6(i) with respect to such Jurisdiction. SCHEDULE 6(i) sets forth a list of all countries, states or other jurisdictions in which each Trademark is registered or in which registration applications are pending (the "JURISDICTIONS"), the date(s) of registration (or application), the class(es) of registration and the name of the Person in which each Trademark is registered. To Quidel's and the Company's Best Knowledge, no Person other than the Company is using any Trademark anywhere else in the world in connection with the Exploitation of In-Vitro Diagnostic Urine Analysis. The Company has not transferred to any Person the right to use any Trademark in connection with the Exploitation of products anywhere in the world. To Quidel's and the Company's Best Knowledge, the use by IRIS of each Company Trademark for Exploitation in the registered classes will not infringe any IP right of any Person in any Jurisdiction in which such Trademark is registered, and nothing has come to the attention of Quidel that the use by IRIS of each Trademark for Exploitation in the registered classes will infringe any IP right of any Person anywhere else in the world.

                           (iii)    During a transition period of up to nine (9)
months and in accordance with Section 11(b) herein, IRIS will have the right to continue the use of Quidel's QuickVue brand name.

                  (j) EMPLOYEE BENEFITS. The Company has delivered to IRIS true and correct copies, and SCHEDULE 6(j) sets forth a list, of all plans and other arrangements (including company practice, shop agreements, collective bargaining agreements and employment contracts with the Company's employees, and directors) involving direct or indirect compensation or benefits to directors or consultants or providing employee benefits to employees of the Company who by operation of applicable Law will be transferred to IRIS as part of the Assets, including, without limitation, all bonus including anniversary bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, pension obligations, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "COMPANY PLANS"). All Company Plans comply with and are and have been operated in material compliance with applicable Laws, except for any failure to comply which would not have a material adverse effect on IRIS after the Closing. Schedule 6(j) also sets forth one option report for each employee that currently has outstanding stock options as well as the amount, as of the date hereof, of any accrued obligations of the Company under any incentive, deferred compensation or supplemental retirement plan between the Company and the employees and the Company's annual payment with respect to pension obligations ("STOCK OPTION AND PENSION BENEFITS").

                  (k) EMPLOYEE RELATIONS. None of the Company's employees are being represented by a workers' council with respect to their employment with the Company and the Company is not, and has not been, engaged in, and has not planned and is not planning to engage in, any arrangement or agreement with any union or collective bargaining group or association. There is no organizing activity involving the Company that is pending or threatened by any labor organization or group of employees. To Quidel's and the Company's Best
Knowledge, there are no pending or, to Quidel's and the Company's Best Knowledge, threatened, employee-related charges or complaints against the Company before any Governmental Authority. The Company has not at any time since its formation had, nor, to Quidel's and the Company's Best Knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble that had or may have a material adverse effect on the transactions contemplated by this Agreement. The Company has not entered into any contracts with freelancers who - pursuant to mandatory German law - must actually be considered to be employees (no fictitious self-employment). None of the Company's employees are currently on maternity leave or leave for a disability.

                  (l) NO CONSENTS REQUIRED. Except as set forth on SCHEDULE 6(l), there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person (including any Governmental Authority) that are required to be obtained or made by the Company in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement or to permit the continuation of the Material Contracts, upon the same terms and conditions as are contained in such Material Contracts, following consummation of the transactions contemplated by this Agreement.

                  (m) BROKERS. Neither Quidel nor the Company has retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

                  (n) MATERIAL MISSTATEMENTS AND OMISSIONS. No representations and warranties by Quidel in this Agreement, nor any exhibit, schedule or certificate furnished by Quidel or the Company to IRIS pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         7.       REPRESENTATIONS AND WARRANTIES OF IRIS.

                  IRIS represents and warrants to Quidel and the Company, as of the date hereof, as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. IRIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

                  (b)      AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

                           (i)      IRIS has full corporate  power and corporate
authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. All acts and other proceedings required to be taken by IRIS to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by IRIS and constitutes a legal, valid and binding obligation of IRIS and is enforceable against IRIS in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                           (ii)     The  execution  and delivery by IRIS of this
Agreement and each other agreement to be delivered by IRIS pursuant to this Agreement do not, and the compliance by IRIS with the terms and provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which IRIS is a party or otherwise bound, or to which any asset or property of IRIS is subject; or (B) violate any Law applicable to IRIS; (C) result in the creation or imposition of any Lien on any asset of IRIS; or (D) violate or conflict with IRIS' certificate of incorporation or bylaws.

                  (c) BROKERS. IRIS has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

                  (d)      NO  CONSENTS   REQUIRED.   There  are  no  approvals,
authorizations, consents, orders or other actions of, or filings with, any Person (including any Governmental Authority) that are required to be obtained or made by IRIS in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement, including, without limitation, the effective payment to Seller of the Purchase Price for the Assets.

                  (e) ACKNOWLEDGMENT. IRIS acknowledges that neither Quidel nor the Company has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Quidel, the Company or the Assets (including but not limited to the Inventory) not included in this Agreement or the schedules hereto.

         8.       CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

                  (a) CONDUCT OF BUSINESS. During the period commencing on the date of execution of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, unless IRIS shall otherwise agree in writing, Quidel shall:

                           (i)      cause the  Company to carry on its  business
in substantially the same manner as heretofore conducted, and shall preserve intact its present business organization, use its reasonable best efforts to keep available the services of its key employees and preserve its relationships with material customers and suppliers and others having business dealings with it to the end that their goodwill and on-going business shall be unimpaired at the Closing Date;

                           (ii)     cause  the  Company  not  to (A)  adopt  any
employee benefit plan, (B) amend any employee benefit plan in a manner that significantly increases the benefits thereunder or (C) make any loans to Quidel;

                           (iii)    cause  the  Company  not to  sell,  lease or
otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Assets, except in the ordinary course of business as currently practiced;

                           (iv)     cause the  Company  not to permit,  allow or
suffer any of the Assets to be subject to any Liens, except in the ordinary course of business as currently practiced;

                           (v)      cause  the  Company  not to  enter  into any
agreement, arrangement or undertaking with respect to any employee relating to the payment of any bonus, profit-sharing or special compensation or any increase in the compensation payable to an employee (other than as required by law or contract) if any such payment will be incurred by IRIS;

                           (vi)     cause  the  Company  not  to  sell,  assign,
license or transfer or agree to sell, assign, license or transfer (with or without consideration) any of the Company IP or any interest therein;

                           (vii)    cause the  Company to duly  comply  with all
Laws applicable to the Company, except where the failure so to comply would not have a material effect on the Assets; and

                           (viii)   cause the Company to maintain its respective
books, records and accounts in the usual, regular and ordinary manner, on a basis consistent in all material respects with prior periods.

                  (b) INSPECTION OF RECORDS. Between the date of this Agreement and the Closing, Quidel shall cause the Company to allow the duly authorized officers, attorneys, accountants and other representatives of IRIS access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information in each case relating the business and affairs of the Company.

                  (c) EMPLOYEES. SCHEDULE 8(c) lists the employee number,job title, current base salary or hourly wage and date of hire as well as, where relevant, the date of the beginning of any previous employment which the Company has had to acknowledge as seniority of employees actively employed by the Company (i.e. of employees whose employment legally exists) including individuals on short-term disability who were so employed immediately before their disability (collectively, the "EMPLOYEES"). As to any individual on short-term disability, SCHEDULE 8(c) indicates the reason for such absence and the date the individual is reasonably expected to return to active employment.
SCHEDULE 8(c) also indicates the accumulated vacation and sick pay accrued for each Employee as of the date of this Agreement, and a good faith estimate of the accumulated vacation and sick pay to be accrued for each Employee as of the Closing Date.

                  (d) BEST EFFORTS. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its or his best efforts to cause the conditions to the obligations of the other parties set forth in Sections 9 or 10 of this Agreement, as the case may be, to be satisfied.

         9.       CONDITIONS TO THE OBLIGATIONS OF IRIS.

                  The obligation of IRIS to complete the purchase of the Assets and to take the other actions required to be taken by IRIS at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IRIS in writing, in whole or in part):

                  (a)      REPRESENTATIONS  AND WARRANTIES.  The representations
and warranties of Quidel and the Company (contained in this Agreement, any exhibit or schedule hereto, or any certificate, instrument or other writing delivered to IRIS or its representatives by the Company or Quidel, or any of their respective representatives) shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to a representation that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists in all material respects on or as of the Closing Date, and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

                  (b)      PERFORMANCE.   Quidel   shall  have   performed   all
obligations and complied with all covenants required by this Agreement to be performed or complied with by Quidel on or prior to the Closing Date;

                  (c) CONSENTS. All consents of third parties identified in the Disclosure Letter as exceptions to the representations and warranties contained in Section 6(l) shall have been obtained and shall have been furnished to IRIS;

                  (d) ABSENCE OF ADVERSE CHANGE. From the date of this Agreement until the Closing Date, (i) there shall not have been any material adverse change to any of the Assets, and (ii) no Action shall have been taken which could have, individually or in the aggregate with other similar events, a material adverse effect on the Assets;

                  (e) DELIVERY OF BILL OF SALE. Quidel and the Company shall have delivered to IRIS a Bill of Sale for the Assets (the "BILL OF SALE") substantially in the form attached hereto as EXHIBIT A;

                  (f) ASSIGNMENT AND ASSUMPTION AGREEMENT. Quidel and the Company shall have delivered to IRIS an assignment and assumption agreement related to the Assets (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") substantially in the form attached hereto as EXHIBIT B;

                  (g) ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT. The Company shall have delivered to IRIS an assignment and assumption of lease agreement related to that certain lease agreement by and between Dade Behring and the Company (the "ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT") substantially in the form attached hereto as EXHIBIT C; and

                  (h) EMPLOYEE CONSENTS. In relation to each of the Company's employees whose employment by operation of law is transferred to IRIS at the Closing, one of the following shall apply: (i) the Company shall have received a consent in writing by the employee to the transfer of his or her employment relationship from the Company to IRIS or (ii) neither the Company nor Quidel within a one month period following receipt of the Information Letter (as defined below) by the employee shall have received an objection from the employee in writing as to the transfer of his or her employment relationship from the Company to IRIS;

                  (i) MANAGING DIRECTOR. IRIS shall have entered into an employment agreement with the Managing Director of the Company on terms satisfactory to IRIS with such agreement to be effective as of the Closing. Notwithstanding the foregoing, IRIS acknowledges and agrees that the current employment of such managing director constitutes an Assumed Liability of IRIS after Closing; and

                  (j) OTHER MATTERS. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to IRIS and its counsel.

         10.      CONDITIONS TO THE OBLIGATIONS OF QUIDEL AND THE COMPANY.

                  The obligation of Quidel and the Company to complete the sale of the Assets and to take the other actions required to be taken by Quidel and the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Quidel and the Company in writing, in whole or in part):

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of IRIS (contained in this Agreement, any exhibit or schedule hereto, or any certificate, instrument or other writing delivered to the Company or Quidel or their respective representatives by IRIS, or any of its representatives) shall be true and correct on the Closing Date with the same force and  effect as  though  made on and as of the  Closing  Date  (i.e.,  with respect to a representation that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists in all material respects on or as of the Closing Date, and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

                  (b)      PERFORMANCE.    IRIS   shall   have   performed   all
obligations and complied with all covenants required by this Agreement to be performed or complied with by IRIS on or prior to the Closing Date;

                  (c) NO ACTION OR PROCEEDING. There shall be no preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby. There shall be no pending or threatened suit, action or other proceeding by any Governmental Authority or other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

                  (d) BILL OF SALE. IRIS shall have countersigned and delivered to Quidel and the Company the Bill of Sale;

                  (e) ASSIGNMENT AND ASSUMPTION AGREEMENT. IRIS shall have countersigned and delivered to Quidel the Assignment and Assumption Agreement

                  (f) ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT. IRIS shall have countersigned and delivered to Quidel and the Company the Assignment and Assumption of Lease Agreement;

                  (g) EMPLOYEE CONSENTS. In relation to each of the Company's employees whose employment by operation of law is transferred to IRIS at the Closing, one of the following shall apply: (i) the Company shall have received a consent in writing by the employee to the transfer of his or her employment relationship from the Company to IRIS or (ii) neither the Company nor Quidel within a one month period following receipt of the Information Letter (as defined below) by the employee shall have received an objection from the employee in writing as to the transfer of his or her employment relationship from the Company to IRIS;

                  (h) CONSENTS. All consents of third parties identified in the Disclosure Letter as exceptions to the representations and warranties contained in Section 6(l) shall have been obtained; and

                  (i) OTHER MATTERS. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to Quidel and its counsel.

         11.      FURTHER AGREEMENTS OF THE PARTIES.

                  (a)      CONFIDENTIALITY.

                           (i)      IRIS and Quidel  hereby  acknowledge  to and
agree with the other that any and all information which has been disclosed by one to the other, its directors, officers, employees, consultants, agents and, if applicable, shareholders during the discussions and negotiations leading to the execution of this Agreement, and all information to be disclosed by one to the other, its directors, officers, employees, consultants and agents and, if applicable, shareholders, during the period commencing on the date of execution of this Agreement through the Closing or termination of this Agreement, shall constitute confidential information and trade secrets of the disclosing party, and as such are secret, confidential and unique and, for purposes of this Agreement, constitute the exclusive confidential information, trade secrets and property of such party. Such information has been made known and available to the other party and its respective employees, consultants and agents strictly in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein. Each party hereby acknowledges and agrees that any use or disclosure of any such confidential information or trade secrets, other than pursuant to this Agreement, would be wrongful and would cause irreparable injury to the other. Accordingly, each party hereby expressly agrees, for itself and on behalf of its shareholders and directors, if any, and its principal officers, managers, employees, agents, consultants and representatives, that it and they will not at any time prior to the Closing or at any time thereafter, use or disclose, other than in accordance with the terms and provisions of this Agreement, any of such confidential information or trade secrets; PROVIDED, HOWEVER, that no provision of this
SECTION 11(a) shall in any manner whatsoever prevent or inhibit IRIS from using or disclosing any such confidential information relating to the Assets or its business in any manner IRIS shall deem fit from and after the Closing. In addition  and  except as  provided  herein,  Quidel  agrees,  for itself and its
Affiliates, officers, managers, employees, agents, consultants and representatives, that it will not at any time from and after the Closing Date use or disclose any such confidential information which either (i) concerns IRIS or its respective business or operations or (ii) relates to the Assets.

                           (ii)     Notwithstanding  anything  contained in this
SECTION 11(a) to the contrary, any of IRIS, the Company or Quidel may use or disclose such confidential information or secrets of the other without restriction if such information or secrets (i) were or are available to such party on a non-confidential basis from a source other than the other party, or (ii) were or become generally available to the public (other than as a result of an impermissible disclosure by such party or its Affiliates); PROVIDED, that if either party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena or similar process) to disclose any of such information or secrets of the other, such disclosure be made without liability hereunder (although notice of such request  or  requirement  shall  be  given  to  the  other  party  so  that,  if practicable, the other party may seek a protective order against such disclosure). In addition and notwithstanding anything to the contrary herein, IRIS acknowledges and agrees that Quidel and the Company may use such confidential information or trades secrets relating to the Company or its business in connection with the Lateral Flow Technology Lawsuit as may be necessary, as determined in Quidel's reasonable discretion; PROVIDED, that Quidel agrees to provide prompt written notice of any such use to IRIS in the event such information relates to the Assets.

                           (iii)    Each party  acknowledges  that, in the event
of a violation by the other of the terms and provisions of this SECTION 11(a), the remedies at law would not be adequate; and accordingly, in such event such party may proceed to protect and enforce its rights under this SECTION 11(a) by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this
SECTION 11(a) from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the party resulting from the breach.

                  (b) LICENSE OF QUICKVUE. Quidel hereby grants to IRIS a limited, non-exclusive, non-sublicensable, non-transferable, non-assignable, royalty-free license from the Closing Date until the date that is nine (9) months from the Closing Date, to use, market, promote, reproduce and display the trademark "QuickVue" solely as currently incorporated in the Company products and for no other purpose.

                  (c) TRANSITION SERVICES. Quidel agrees after the Closing to provide certain transition services (predominantly those that are currently performed by employees of Quidel), including accounting, information technology, and other related "back-office" functions as IRIS may reasonably request, for an initial period of three (3) months following the Closing Date, provided, however, that IRIS shall reimburse Quidel for its actual costs and expenses relating to providing such transition services (including without limitation employee salary costs, travel, third-party costs and expenses, etc.).

                  (d) AUDIT COOPERATION. Quidel shall provide, as soon as reasonably practicable, at its own expense, such assistance as may be reasonably requested by IRIS in connection with IRIS' preparation of financial statements of the Company and pro forma financial statements of the Company should IRIS in its reasonable judgment be required to file such financial statements relating to the Company under and pursuant to Form 8-K under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Rule 3-05 of Regulation S-X of the General Rules and Regulations under the Exchange Act.

                  (e)      EMPLOYEES.

                           (i)      Quidel,  the Company and IRIS understand and
agree that all employment agreements of all employees of the Company and any and all rights and obligations thereunder by operation of applicable law will automatically transfer to IRIS as employer together with the acquisition of the Assets under this Agreement by IRIS. Without undue delay following execution of this Agreement, the Company and IRIS shall execute a bilingual German and English letter of information meeting the requirements pursuant to Section 613a para. 5 of the German Civil Code ("BGB"), describing this transaction as anticipated under this Agreement, substantially in the form attached hereto as EXHIBIT D in relation to each employee of the Company (the "INFORMATION LETTER"), and the Company shall deliver to each of its employees such Information Letter and obtain a confirmation in writing of the receipt of such Information Letter from each employee.

                           (ii)     During  the  period  from the  Closing  Date
through December 31, 2005, IRIS agrees that so long as a certain designated employee shall continue in the employ of IRIS during such period, such employee shall be instructed by IRIS to continue to perform certain services for Quidel consistent with such employee's job responsibilities prior to the Closing Date. Such employee will remain subject to IRIS' direction and control. Quidel and IRIS agree that Quidel shall pay for such employee's services under this SECTION 11(d)(ii) at IRIS' cost for such employee's salary and consistent with such employee's current terms of employment. Quidel shall have the right to terminate such services at anytime prior to December 31, 2005, and Quidel agrees that should IRIS elect to terminate such designated employee upon the termination of services under this SECTION 11(d)(ii) (whether terminated at December 31, 2005 or if terminated earlier by Quidel prior to December 31, 2005) Quidel shall pay applicable statutory severance benefits to such employee upon termination of employment under these circumstances.

                  (f) CE MARK REPRESENTATIVE AND CORPORATE HEADQUARTERS. Notwithstanding anything to the contrary herein, IRIS agrees that for a period from the Closing Date through June 30, 2006, Quidel shall be permitted in its discretion to engage any current employee of the Company to serve as a representative for purposes of acting as a CE mark representative on behalf of Quidel. In addition, in connection with services provided by such representative, IRIS agrees to allow Quidel in its discretion to reference the Company's current facility located on the Dade Behring Campus in Marburg, Germany, Building Number M213 (the "FACILITY") as the corporate headquarters for the Company after the Closing Date through June 30, 2006 and agrees to maintain a dedicated phone line for Quidel's use in this regard with the costs of such phone line to be paid by Quidel.

                  (g) BOOKS AND RECORDS. All books, records and files of the Company relating to the operation of the Company's business shall remain the property of the Company. Notwithstanding the foregoing, (i) in the event that the Company desires to remove such records from the Facility prior to the date that is one year from the Closing Date, it shall provide IRIS (at IRIS' cost) with a copy of all such records, unless otherwise agreed to by the parties, and
(ii) all manufacturing and quality control records and documentation and any other documentation included within the Assets shall be transferred to IRIS hereunder. Each of the parties hereto shall, upon the reasonable request of the other, provide access (during normal business hours) to such books, records and files. The parties hereto shall maintain the books, records and files in their respective possession for a period consistent with their respective record retention policies and practices.

                  (h) EXPENSES. Quidel shall pay all of the costs and expenses of Quidel and the Company incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their counsel, accountants and other professionals. IRIS shall pay all of its costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel, accountants and other professionals.

         12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made prior to or after the date of this Agreement by or on behalf of any party, and shall terminate and expire one (1) year following the Closing Date after which date they shall be of no further force or effect, and no party shall be liable to the other party under any representation or warranty after such time (whether pursuant to the indemnification obligations under this Section 12 or otherwise). Notwithstanding the foregoing, the representations and warranties made by Quidel and the Company in SECTIONS 6(a), (b), and (m) of this Agreement, and the representations and warranties made by IRIS in SECTIONS 7(a), (b), and (c) of this Agreement shall not terminate or expire, and the representations and warranties made by Quidel and the Company in Section 6(h)(i) shall terminate and expire three (3) years following the Closing Date.

                  (b) INDEMNIFICATION BY QUIDEL. Subject to the limits set forth in this Section 12 below, Quidel shall indemnify, save and hold harmless IRIS, its Affiliates and each of their respective officers, directors, employees, agents and representatives, and each of their successors and assigns (individually, a "IRIS INDEMNIFIED PARTY" and collectively, the "IRIS INDEMNIFIED PARTIES") from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits), and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("DAMAGES") incurred in connection with, arising out of, resulting from or related to:

                           (i)      any breach of, or any  inaccuracy in any of,
the representations or warranties made by Quidel in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

                           (ii)     the Excluded  Assets or any  liabilities  of
Quidel or the Company other than the Assumed Liabilities;

                           (iii)    the Lateral Flow Technology Lawsuit;

                           (iv)     any   breach   or   nonperformance   of  any
covenant, obligation or agreement made by Quidel in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

                           (v)      all  liabilities  of or claims  against IRIS
Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, relating to any sales representative or independent contractor of the Company which liabilities or claims are based on any Contract, or alleged Contract between the Company and such sales representative or independent contractor or any obligation or benefit alleged to have accrued to such sales representative or independent contractor, in each case, prior to the Closing Date;

                           (vi)     any    Action,    compromise,    settlement,
assessment or judgment arising out of or related to any of the matters indemnified against in this SECTION 12(b); PROVIDED, HOWEVER, that Quidel shall not be obligated to indemnify a IRIS Indemnified Party and hold it or him harmless under this SECTION 12(b) with respect to any settlement of a claim to which Quidel has not consented, which consent shall not unreasonably be withheld. If, by reason of the claim of any third Person relating to any of the matters subject to indemnification under this SECTION 12(b), a Lien, attachment, garnishment or execution is placed upon any of the property or assets of any IRIS Indemnified Party, Quidel also shall, promptly upon demand, furnish an indemnity bond satisfactory to IRIS Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution.

                  (c) INDEMNIFICATION BY PARENT AND IRIS. Parent and IRIS shall indemnify, save and hold harmless Quidel, its Affiliates, including without limitation the Company, and each of their respective officers, directors, employees, agents and representatives, and each of their successors and assigns (individually, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of, resulting from or related to:

                           (i)      any breach of, or any  inaccuracy in any of,
the representations or warranties made by IRIS in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

                           (ii)     any   breach   or   nonperformance   of  any
covenant, obligation or agreement made by IRIS or Parent in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

                           (iii)    any acts,  omissions  or events  relating to
the ownership of the Assets or the operation of the urinalysis test strip business after the Closing Date;

                           (iv)     any    Action,    compromise,    settlement,
assessment or judgment arising out of or incidental to any of the matters indemnified against in this SECTION 12(c); PROVIDED, HOWEVER, that Parent and IRIS shall not be obligated to indemnify a Seller Indemnified Party and hold it or him harmless under this SECTION 12(c) with respect to any settlement of a claim to which IRIS has not consented, which consent shall not unreasonably be withheld. If, by reason of the claim of any third Person relating to any of the matters subject to indemnification under this SECTION 12(c), a Lien, attachment, garnishment or execution is placed upon any of the property or assets of any Seller Indemnified Party, Parent or IRIS shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Seller Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution; or

                           (v)      the Assumed Obligations.

                  (d)      LIMITATION ON INDEMNIFICATION.

                           (i)      Neither IRIS Indemnified  Parties nor Quidel
Indemnified Parties shall be entitled to recover under Sections 12(b) or (c) unless a Claim for Damages has been delivered to the Indemnifying Party on or prior to the first anniversary of the Closing Date, except for: (a) Claims based upon the representations and warranties made by Quidel and the Company in SECTIONS 6(a), (b) and (m) of this Agreement or the representations and warranties made by IRIS in SECTIONS 7(a), (b) and (c) of this Agreement which shall not be limited by time and (b) Claims based upon the representations and warranties made by Quidel and the Company in SECTION 6(h)(i) which must be delivered on or prior to the third anniversary of the Closing Date.

                           (ii)     Quidel shall have no obligation to indemnify
any IRIS Indemnified Party pursuant to SECTION 12(b) (other than any obligation to indemnify arising from any breach by Quidel or the Company of any representation or warranty set forth in SECTIONS 6(a), (b), (j) (but only to the extent that it relates to the Stock Option and Pension Benefits on SCHEDULE 6(j)) and (m)) unless IRIS Indemnified Parties have suffered Damages in an aggregate amount attributable to all Claims pursuant to SECTION 12(b) in excess of $50,000 (the "THRESHOLD"). Once the aggregate amount of Damages arising out of SECTION 12(b) exceeds the Threshold, IRIS Indemnified Parties shall be entitled to recover the full amount of all Damages in excess of the Threshold.

                           (iii)    Notwithstanding  anything  to  the  contrary
herein, the maximum aggregate liability of Quidel to IRIS Indemnified Parties for all Claims arising under Section 12(b) shall equal sixty percent (60%) of the Purchase Price (the "MAXIMUM LIABILITY") (except, in the event of a Claim arising from a breach of any representation or warranty set forth in Sections 6(h)(i) and 6(j) (but only to the extent that it relates to the Stock Option and Pension Benefits on SCHEDULE 6(j)), the Maximum Liability shall be increased by the amount of such claims based upon Sections 6(h)(i) and 6(j) (but only to the extent that it relates to the Stock Option and Pension Benefits on SCHEDULE
6(j)); PROVIDED that the Maximum Liability for claims arising under Section 12(b) shall in no event be greater than the Purchase Price); PROVIDED, HOWEVER, that Quidel shall be liable for, and indemnify and hold IRIS Indemnified Parties harmless from all Damages arising out of, in connection with or in any way related to the Lateral Flow Technology Lawsuit. For the sake of clarity and except with respect to Quidel's indemnification obligations relating to the Lateral Flow Technology Lawsuit, in no event shall Quidel's maximum aggregate liability to IRIS Indemnified Parties for any and all claims arising under
Section 12(b) exceed the Purchase Price.

                           (iv)     No IRIS Indemnified  Party shall be entitled
to indemnification under this SECTION 12 for Damages (A) to the extent caused by
(1) a willful or grossly negligent act of such IRIS Indemnified Party or (2) a breach by such IRIS Indemnified Party of any representation, warranty, covenant or other agreement set forth in this Agreement or (B) covered by insurance proceeds from insurance owned and paid for by Quidel prior to the Closing, to the extent that an IRIS Indemnified Party actually receives such insurance proceeds to cover such Damages. No Quidel Indemnified Party shall be entitled to indemnification under this SECTION 12 for Damages (A) to the extent caused by
(1) a willful or grossly negligent act of such Quidel Indemnified Party or (2) a breach by such Quidel Indemnified Party of any representation, warranty, covenant or other agreement set forth in this Agreement or (B) covered by insurance proceeds from insurance owned and paid for by Quidel prior to the Closing, to the extent that a Quidel Indemnified Party actually receives such insurance proceeds to cover such Damages.

                  (e)      NOTICE OF CLAIM.  If a claim for  Damages (a "CLAIM")
is to be made by a party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") against the indemnifying party (the "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice (a "CLAIM NOTICE") to the
Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Sections 12(b) or (c). If any Action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

                  (f)      DIRECT  CLAIMS.  With  respect to any  Direct  Claim,
following receipt of the Claim Notice from the Indemnified Party, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party sufficient information to substantiate the Claim, together with all such other non-privileged information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall promptly pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties have not so agreed to the validity and/or amount of the Claim, then the parties shall proceed in the manner set forth in the following sentence. If the Closing shall have occurred under this Agreement, the matter shall be resolved pursuant to the arbitration provisions contained in Section 15(n); and if the Closing shall not have occurred under this Agreement, the Indemnified Party may bring an action against the Indemnifying Party in any court located in San Diego, California.

                  (g) THIRD PARTY CLAIMS. With respect to a Third Party Claim, if after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party such that it creates a conflict of interest, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party's cost, risk and expense, with the Indemnifying Party in the investigation, trial, defense and any appeal arising from the matter from which the Third Party Claim arose.

                           If the Indemnifying Party fails to assume the defense
of such Claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this SECTION 12(g) and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment. If there is a dispute as to the indemnification obligations of any party under this SECTION 12(g), then the parties shall proceed in the manner set forth in the following sentence. If the Closing shall have occurred under this Agreement, the matter shall be resolved pursuant to the arbitration provisions contained in SECTION 15(n); and if the Closing shall not have occurred under this Agreement, the Indemnified Party may bring an action against the Indemnifying Party in any court located in San Diego, California.

                  (h) PAYMENTS. All payments owing under this SECTION 12 will be made promptly as indemnifiable Damages are incurred. If the Indemnified Party defends any Third Party Claim in accordance with SECTION 12(g), the expenses (including reasonable attorneys' fees and costs) incurred by the Indemnified Party shall be paid by the Indemnifying Party in advance of the final disposition of such matter as incurred by the Indemnified Party; provided that the Indemnified Party undertakes in writing to repay any such advances in the event that it is ultimately determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification under the terms of this Agreement or applicable law.

                  (i)      EXCLUSIVITY   OF   INDEMNIFICATION.   Notwithstanding
anything to the contrary herein and except for fraud or willful misconduct, the indemnification provisions of this

SECTION 12 are intended to provide the exclusive remedy after the Closing as to all Damages that any Indemnified Party may incur arising from, in connection with, or relating to, the transactions contemplated by this Agreement. Each party hereby waives, on behalf of itself and each other Indemnified Party (to the extent that such party may do so), any other rights or remedies that may arise under any applicable statute, rule or regulation; provided, however, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by any party in connection with a breach of any covenant or agreement contained herein and shall not limit any available remedy for fraud or willful misconduct by any party.

                  (j) CONSEQUENTIAL DAMAGES AND REMEDIES. No party will be liable to any other party in connection with this Agreement, or any of the transactions contemplated hereby, for any consequential, special or indirect damages. Each party hereby expressly releases the other parties, their respective Affiliates, directors, officers, employees, agents and representatives from any such liability.

         13.      NONCOMPETITION.

                  (a) COVENANT NOT TO COMPETE. For a period of three (3) years from the Closing Date, Quidel will not directly or indirectly through an Affiliate (i) engage, anywhere in the world, in the urinalysis test strip business engaged in by the Company or Quidel immediately prior to the Closing Date, or (ii) induce or attempt to induce (A) any future employee of IRIS currently employed by the Company to leave the employ of IRIS or in any way interfere adversely with the relationship between any such employee and IRIS,
(B) any future employee of IRIS currently employed by the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of IRIS to any third person, firm or corporation, or (C) any customer, supplier, licensee, licensor or other business relation of IRIS to cease doing business with IRIS in the urinalysis test strip business. Notwithstanding the foregoing, none of the following shall be deemed a violation of this SECTION 13: (i) the ownership by Quidel or its Affiliates of fifteen percent or less of the outstanding capital stock of any corporation engaged in any business which competes with any line of business engaged in by IRIS, where the capital stock of the corporation is listed on a national securities exchange or actively quoted on the Nasdaq National Market or Nasdaq SmallCap Market, provided that no Affiliate of Quidel is an officer, director or employee of, or a consultant to, such corporation, (ii) the acquisition of Quidel pursuant to a sale of stock, sale of assets, merger, consolidation or otherwise by any corporation engaged in any business which competes with any line of business engaged in by IRIS (including without limitation the urinalysis test strip business), or (iii) Quidel's or its Affiliate's entering into a joint venture, partnership, cooperative arrangement or strategic alliance with any Person that engages in the urinalysis test strip business, provided, that the purpose of such joint venture, partnership, cooperative agreement or strategic alliance is not to engage in the urinalysis test strip business.

                  (b) REMEDIES. Quidel acknowledges and agrees that, in the event of a violation by Quidel of the terms and provisions of this SECTION 13, the remedies at law would not be adequate; and accordingly, in such event IRIS may proceed to protect and enforce its rights under this SECTION 13 by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this SECTION 13 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to IRIS resulting from the breach.

                  (c) MODIFICATION. If for any reason there should be a determination by a court of competent jurisdiction that the provisions of this
SECTION 13 are too broad or unreasonable and therefore unenforceable, the provisions of this SECTION 13 shall be deemed modified, and fully enforceable as so modified, to the extent that the court would find them to be fair, reasonable and enforceable under the circumstances.

         14.      TERMINATION.

                  (a) TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of the parties to this Agreement.

                  (b) TERMINATION BY IRIS. IRIS may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to Quidel if:

                           (i)      there  has  been  a  material  violation  or
breach by Quidel of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 5 days after receipt of notice thereof;

                           (ii)     the  Closing  does not  occur on or prior to
May 31, 2005, or such later date as may be agreed to in writing by the parties (unless the Closing does not occur by such date solely as the result of the failure by IRIS to comply with its obligations under this Agreement); or

                           (iii)    any of the  conditions in SECTION 9 have not
been satisfied as of the Closing or if IRIS is made aware and determines in its reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of IRIS to comply with its obligations under this Agreement) and IRIS has not expressly waived such condition in writing on or before the Closing.

                  (c) TERMINATION BY QUIDEL. Quidel may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to IRIS if:

                           (i)      there  has  been  a  material  violation  or
breach by IRIS of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 5 days after receipt of notice thereof;

                           (ii)     the  Closing  does not  occur on or prior to
May 31, 2005, or such later date as may be agreed to in writing by the parties (unless the Closing does not occur by such date solely as the result of the failure by Quidel to comply with its obligations under this Agreement); or

                           (iii)    any of the conditions in SECTION 10 have not
been satisfied as of the Closing or if Quidel is made aware and determines in its reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of Quidel to comply with its obligations under this Agreement) and Quidel has not expressly waived such condition in writing on or before the Closing.

                  In the event of such termination, no party shall have any obligation or liability to any other in respect to this Agreement, except for any breach of contract occurring prior to such termination, or except as may be provided in SECTION 11(a) of this Agreement.

         15.      MISCELLANEOUS.

                  (a) NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

                           (i)      if to IRIS, to:
                                    9172 Eton Avenue
                                    Chatsworth, CA 91311
                                    Facsimile No. (818) 349-0622
                                    Attn: Chief Financial Officer

                           (ii)     if to Quidel or the Company, to:
                                    10165 McKellar Court
                                    San Diego, California 92121
                                    Facsimile No. (858) 646-8028
                                    Attn: Mr. Paul E. Landers,
                                    Chief Financial Officer

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

                  (b) ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and the subject matter hereof and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by Quidel or its Affiliates, agents or representatives to IRIS.

                  (c) PUBLICITY. The parties agree that except for disclosures that they are advised by counsel are required by law, none of them shall make any press release or other announcements with respect to the transactions contemplated hereby without the express written consent of the other party.

                  (d) ASSIGNMENT. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this

Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.

                  (e) WAIVER AND AMENDMENT. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

                  (f) GOVERNING LAW. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

                  (g) SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (h) CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

                  (i) FACSIMILE; COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (j)      COSTS  AND  ATTORNEYS'  FEES.  If any  action,  suit,
arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

                  (k) RIGHTS CUMULATIVE. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

                  (l) JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

                  (m) FORCE MAJEURE. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

                  (n) DISPUTE RESOLUTION. Except for specific performance and other equitable relief, if any controversy or claim arising out of this Agreement cannot be settled by the parties, the controversy or claim shall be submitted to and settled by arbitration as hereinafter provided. The parties shall endeavor to agree upon a single arbitrator (the "ARBITRATOR") who shall be a retired judge provided by JAMS/ENDISPUTE or equivalent organization (the "PROVIDER") and who shall then try all issues, whether of fact or law, and report a finding or judgment thereon. If the parties are unable to agree upon the Arbitrator, each party shall provide the names of five retired judges from the Provider; then each party shall choose one of the names from the list proposed by the other, and from those two names the Arbitrator shall be selected by the flip of a coin. Prior to commencement of the arbitration proceedings, the Arbitrator shall make a full disclosure to the parties of any prior engagement by any of the parties, or their attorneys or law firms. Any such prior engagement shall be grounds for disqualification of the Arbitrator, and upon any such disqualification a substitute Arbitrator shall be selected as provided herein. The arbitration proceedings shall be governed by the following:

                           (i)      All hearings and other  proceedings shall be
in San Diego County unless the parties shall mutually agree in writing to an alternative location;

                           (ii)     The   Arbitrator   shall  follow  and  apply
California law;

                           (iii)    The California Rules of Evidence shall apply
to all proceedings;

                           (iv)     Discovery    shall   be   limited   to   two
depositions for each party and document production as allowed at the discretion of the Arbitrator within the rules of Section 1283.05 of the California Code of Civil Procedure;

                           (v)      The  time for  rendering  a  decision  after
hearing shall be in accordance with the published practices of the Provider;

                           (vi)     Provisional  remedies  shall be available to
the parties to the arbitration in accordance with Section 1281.8 of the California Code of Civil Procedure; and

                           (vii)    IRIS and  Quidel  shall  initially  bear the
arbitration fees equally; PROVIDED, HOWEVER, the prevailing party shall be entitled to recover its contribution for such fees as an item of recoverable costs in addition to all other costs.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

                                QUIDEL CORPORATION
                                A Delaware corporation

                                By:      /s/ Paul E. Landers
                                         ---------------------------------------
                                         Paul E. Landers
                                Its:     Chief Financial Officer

                                QUIDEL DEUTSCHLAND GmbH
                                A company organized under the laws of Germany

                                By:      /s/ Paul E. Landers
                                         ---------------------------------------
                                         Paul E. Landers
                                Its: Managing Director with sole power to represent Quidel Deutschland GmbH, and released from the restrictions of self dealing under Section 181 of the German Civil Code ("BGB")

                                IRIS INTERNATIONAL, INC.
                                a Delaware corporation

                                By:      /s/ Cesar Garcia
                                         ---------------------------------------
                                         Cesar Garcia,
                                Its:     President and
                                         Chief Executive Officer

                                Blitz 05-047 GmbH (future name IRIS
                                   DEUTSCHLAND GmbH)
                                A company organized under the laws of Germany

                                By:      /s/ John Yi
                                         ---------------------------------------

                                Its: Managing Director with sole power to represent IRIS Deutschland GmbH, and released from the restrictions of self dealing under Section 181 of the German Civil Code ("BGB")

LIST OF SCHEDULES
-----------------

Schedule 1(a)              Assets
Schedule 6(d)              Material Contracts
Schedule 6(h)              Liens
Schedule 6(i)              Intellectual Property
Schedule 6(j)              Employee Benefits
Schedule 6(l)              Consents Required
Schedule 8(c)              Employee Information

                                    EXHIBIT A

                                  BILL OF SALE


         THIS BILL OF SALE (this "BILL OF SALE") is made and entered into as of _________ ___, 2005, by and among Quidel Corporation, a Delaware corporation ("QUIDEL"), and Quidel Deutschland GmbH, a company organized under the laws of Germany (the "COMPANY," and together with Quidel, "ASSIGNORS", each of Quidel and the Company an "Assignor"), on the one hand, and Iris Deutschland GmbH (former name: Blitz 05-047 GmbH), a company organized under the laws of Germany ("ASSIGNEE"), on the other hand (Quidel, the Company and Assignee together the "Parties", each a "PARTY").

                                     RECITAL

         Assignors, on the one hand, and Assignee, together with IRIS International, Inc., a Delaware corporation, on the other hand, have entered into that certain Asset Purchase Agreement, dated April __, 2005 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Assignors have agreed to sell, transfer and assign their right, title and interest in and to the Assets and Assignee has agreed to purchase and accept the Assets. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Asset Purchase Agreement.

                                  BILL OF SALE

         NOW THEREFORE, in consideration of the mutual covenants contained in this Bill of Sale, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

         1. In consideration of the payment to Assignors by Assignee of the Purchase Price, receipt of which is hereby acknowledged by Assignors, (i) Quidel Corporation hereby assigns and transfers to Assignee all of its right, title and interest in and to the property described and marked as property of Quidel on EXHIBIT A hereto, and (ii) the Company hereby assigns and transfers to Assignee all of its right, title and interest in and to the property described and marked as property of the Company on EXHIBIT A hereto.

         2. Each of the Assignors and the Assignee hereby state that they are in agreement with regard to the transfer of property, ownership and title ("EINIGUNG UBER UBERGANG DES EIGENTUMS") of the assets as specified on EXHIBIT A hereto to the Assignee from each of the Assignors regarding the respective assets sold by each of the Assignors.

         3. Each of the Assignors shall transfer the possession ("BESITZ") with regard to moveable assets ("BEWEGLICHE SACHEN") as specified on EXHIBIT A hereto and sold pursuant to the Asset Purchase Agreement to the Assignee upon Closing. The Assignors hereby certify that as of the Closing the Assignee has been provided with effective control with regard to the movable assets as specified on EXHIBIT A hereto. To the extent that any moveable assets are in physical or intermediate possession ("UNMITTELBARER ODER MITTELBARER BESITZ") of third parties, each of the Assignors hereby assigns to the Assignee which accepts such assignments all claims for repossessions ("HERAUSGABEANSPRUCHE") vis-a-vis third parties with regard to the moveable assets sold pursuant to the Asset Purchase Agreement. To the extent the Parties agree that moveable assets are and will remain after the Closing Date in the physical possession ("UNMITTELBARER BESITZ") of either of the Assignors, such Assignor shall hold these moveable assets for the Assignee in trust free of charge ("UNENTGELTLICHE VERWAHRER/BESITZMITTLER").

         4. To the extent that any assets sold by the Assignors have been acquired by either of the Assignors from third parties subject to retention of title ("EIGENTUMSVORBEHALT"), and consequentially the respective Assignor should not be the full and unrestricted owner of the respective assets, the respective Assignor hereby transfers to the Assignee all related property equivalent rights ("ANWARTSCHAFTSRECHTE").

         5. In order to transfer any rights or interests in intellectual property rights as specified on EXHIBIT A hereto, the Parties shall cooperate free of charge and enter into any agreement necessary for the assignment thereof, which shall be in recordable form with the appropriate patent and trademark office of the relevant countries. To the extent other actions or measures are necessary for the transfer of the intellectual property, in particular the application to or notification of patent or trademark offices, the Parties shall be obliged to undertake these measures without delay on or after the Closing at Assignee's expense.

         6. All liabilities, claims and rights as specified on EXHIBIT A hereto to be transferred by assignment pursuant to the Asset Purchase Agreement are hereby assigned, assumed, and transferred from each of the Assignors, respectively, to the Assignee with commercial effect as of the date hereof. The Parties shall undertake without delay on or after the Closing all necessary or useful measures to effect the legal validity of the above assignments also vis-a-vis third parties involved.

         7. It is expressly recorded that the Assignee hereby accepts the transfer and assignment of all rights, title and interest in all the assets transferred hereunder as stipulated in this Bill of Sale or otherwise.

         8. Each of the Assignors hereby warrants and agrees with respect to the transfer of title to the property transferred and assigned by itself hereunder to defend such title as vested, by reason of this sale, in Assignee and Assignee's successors and assigns against any and all claims whatsoever. The Parties agree that Section 6 (h)(ii) of the Asset Purchase Agreement shall apply accordingly to this Bill of Sale.

         9. Each party hereto shall execute such additional documents and instruments and take such further action as reasonably may be required or desirable to carry out the provisions hereof.

         10. This Bill of Sale shall be governed by, construed and enforced in accordance with the laws of Germany, without regard to conflicts of laws principles. In case of doubts as to the legal meaning of the provisions in this Bill of Sale, the German legal terms as specified in ITALICS in the provisions of this Bill of Sale shall prevail.

         11. The Parties acknowledge and agree nothing in this Bill of Sale shall expand, reduce, modify, alter or waive any rights or obligations of the Parties under the Asset Purchase Agreement. In the event that any provisions of this Bill of Sale are determined to be in conflict with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

         12. Signatures transmitted electronically or by facsimile shall be deemed original signatures. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first above written.


                                Quidel Corporation, a Delaware corporation

                                By:
                                         -----------------------
                                Name:    Paul E. Landers
                                Title:   Chief Financial Officer


                                Quidel Deutschland GmbH,
                                a company organized under the laws of Germany

                                By:
                                         -----------------------
                                Name:    Paul E. Landers
                                Title:   Managing Director


                                Iris Deutschland GmbH (former name Blitz 05-047
                                GmbH),
                                a company organized under the laws of Germany

                                By:
                                         -----------------------
                                Name:
                                Title:   Managing Director

                            EXHIBIT A TO BILL OF SALE


                                     ASSETS

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "AGREEMENT") is made and entered into as of _________ ___, 2005, by and among Quidel Corporation., a Delaware corporation ("QUIDEL"), and Quidel Deutschland GmbH, a company organized under the laws of Germany (the "COMPANY," and together with Quidel, "ASSIGNORS", each of Quidel and the Company an "ASSIGNOR"), on the one hand, and IRIS Deutschland GmbH, a company organized under the laws of Germany ("ASSIGNEE"), on the other hand.

                                    RECITALS

         A. Assignors, on the one hand, and Assignee, together with IRIS International, Inc., a Delaware corporation, on the other hand, have entered into that certain Asset Purchase Agreement, dated April 26, 2005 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Assignors has agreed to sell, transfer and assign its right, title and interest in and to the Assets and Assignee has agreed to purchase the Assets.

         B. Pursuant to the terms of the Asset Purchase Agreement, Assignee has agreed to accept the assignment of the Assets and assume the Assumed Liabilities.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Asset Purchase Agreement.

         2. ASSIGNMENT OF ASSETS. The Assignors hereby assign to Assignee all of their respective rights, title and interest in and to the Assets, as the Assets of each Assignor are described and marked on EXHIBIT A hereto, and Assignee accepts such assignment, pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement.

         3. ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES. The Assignors hereby assign, and Assignee hereby assumes and agrees to pay, perform and discharge or otherwise satisfy, and assumes and agrees to be bound by, the Assumed Liabilities pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement.

         4. INTEGRATION WITH ASSET PURCHASE AGREEMENT PROVISIONS. Nothing contained in this Agreement shall expand, reduce, modify, alter or waive any rights or obligations of the parties under the Asset Purchase Agreement. In the event that any of the provisions of this Agreement are determined to conflict with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

         5. FURTHER ASSURANCES. Each party hereto shall execute such additional documents and instruments and take such further action as reasonably may be required or desirable to carry out the provisions hereof.

         6. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Assignors and Assignee.

         7. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         8. FACSIMILES; COUNTERPARTS. Signatures transmitted electronically or by facsimile shall be deemed original signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                Quidel Corporation
                                a Delaware corporation

                                By:
                                         -----------------------
                                Name:    Paul E. Landers
                                Title:   Chief Financial Officer


                                Quidel Deutschland GmbH,
                                a company organized under the laws of Germany

                                By:
                                         -----------------------
                                Name:    Paul E. Landers
                                Title:   Managing Director


                                Iris Deutschland GmbH (former name Blitz 05-047
                                GmbH),
                                a limited liability company organized under the laws of Germany

                                By:
                                         -----------------------
                                Name:
                                Title:   Managing Director

                                    EXHIBIT C

                  ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this "AGREEMENT") dated as of ________ __, 2005, is made by and among Quidel Deutschland GmbH, a limited liability company organized under the laws of Germany ("ASSIGNOR"), IRIS Deutschland GmbH, a limited liability company organized under the laws of Germany ("ASSIGNEE"), and Dade Behring Grundstucks GmbH, a limited liability company organized under the laws of Germany ("LANDLORD").

                                    RECITALS

         A. Assignor is the tenant ("TENANT") under that certain real property lease, dated November 26, 1999, by and between, Landlord and Assignor (the "LEASE"), relating to the premises located at Building Number M213 on the Dade Behring Campus, Marburg, Germany, and more particularly described in the Lease (the "Premises"). A copy of the Lease is attached hereto as EXHIBIT A.

         B. Assignor together with Quidel Corporation, a Delaware corporation, on the one hand, and Assignee together with IRIS International, Inc., a Delaware corporation, on the other hand, have entered into that certain Asset Purchase Agreement, dated April 26, 2005 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Assignor is selling, transferring, and assigning certain assets identified therein, including, without limitation, the Lease, effective as of the closing of the transactions contemplated by the Asset Purchase Agreement (the "EFFECTIVE DATE").

         C. As of the Effective Date, Assignor desires to assign to Assignee all of its right, title and interest in and to the Lease; Assignee desires to accept the assignment thereof and assume the obligations thereunder and Landlord agrees to consent to such assignment and grant a novation as contemplated hereby, all on the terms and conditions set forth below.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. ASSIGNMENT AND ASSUMPTION. Effective as of the Effective Date, Assignor hereby assigns to Assignee all of Assignor's right, title, and interest in and to the Lease, except for any security deposit of Assignor which shall be released to Assignor as of the Effective Date. Assignee hereby accepts the foregoing assignment by Assignor and assumes all responsibility for performance under the Lease and agrees to pay, perform and discharge, in accordance with the terms and conditions of the Lease, all liabilities and obligations of Assignor's under the Lease that accrue or arise from and after the Effective Date.

         2. CONSENT TO ASSIGNMENT AND NOVATION. Effective as of the Effective Date, Landlord hereby (a) consents to the assignment effected hereby;
(b) agrees to recognize Assignee as the tenant under the Lease and thereby establish direct privity of contract with Assignee; and (c) grants Assignor a novation with respect to all liabilities and obligations under the Lease arising or accruing after the Effective Date.

         3. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         4. CHOICE OF LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of Germany, without regard to conflicts of laws principles.

         5. FURTHER ASSURANCES. Each party hereto shall execute such additional documents and instruments and take such further action as reasonably may be required or desirable to carry out the provisions hereof.

         6. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         7. FACSIMILES; COUNTERPARTS. Signatures transmitted electronically or by facsimile shall be deemed original signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                Quidel Deutschland GmbH,
                                a limited liability company organized under the laws of Germany

                                By:
                                         -------------------
                                Name:    Paul E. Landers
                                Title:   Managing Director



                                IRIS Deutschland GmbH (former name Blitz 05-047
                                GmbH),
                                a limited liability company organized under the laws of Germany

                                By:
                                         -------------------
                                Name:
                                Title:   Managing Director


                                Dade Behring Grundstucks GmbH,
                                a limited liability company organized under the laws of Germany

                                By:
                                         -------------------
                                Name:
                                Title:

                                    EXHIBIT D

                               INFORMATION LETTER


                      [LETTERHEAD QUIDEL DEUTSCHLAND GMBH]


To

[NAME AND ADDRESS OF EMPLOYEE]



RE:      SALE OF URINANALYSIS BUSINESS

         TRANSFER OF BUSINESS AND EMPLOYMENT  RELATIONSHIP  TO IRIS  DEUTSCHLAND
         GMBH



Dear Mrs. / Mr. [NAME OF EMPLOYEE],

As part of a new strategic framework, Quidel Corporation, USA, (our parent company) has decided to sell its assets relating to its urinanalysis business (the "ASSETS"), including the assets of Quidel Deutschland GmbH in Marburg, to Blitz 05-047 GmbH (future name: Iris Deutschland GmbH) ("IRIS") who will continue the urinalysis business ("BUSINESS") operations after the sale and transfer of the Assets. For this purpose, our parent company and Quidel Deutschland GmbH, on [April __, 2005], entered into an Asset Purchase Agreement with IRIS and its parent company with respect to the transfer of the Assets of the urinalysis business (the "ASSET PURCHASE AGREEMENT"). The transfer of the Assets and the closing of the Asset Purchase Agreement is anticipated to take place by no later than [May 31, 2005].

IRIS has undertaken to assume all employment relationships that are part of the transfer of the Business. Further, based on this transfer of the Assets, the employment relationships of the employees of Quidel Deutschland GmbH working in the urinanalysis business upon the transfer of the Assets will be transferred by operation of law to IRIS (pursuant to section 613 a para. 1 German Civil Code). This includes your employment relationship with Quidel Deutschland GmbH. In this regard, IRIS will assume all rights and obligations arising under your employment relationship, and your employment agreement will continue according to its current terms and conditions with the exception of your eligibility to participate in the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan (as described in further detail below). Therefore, your rights and obligations under your employment agreement will continue without amendment (except for your eligibility to participate in the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan), after the transfer of the Business to IRIS, and Quidel Deutschland GmbH will no longer be your employer thereafter. The transfer of your employment relationship does not affect your rights which you already acquired up to the transfer date based on your services for Quidel Deutschland GmbH. Note also that similar to Quidel Deutschland GmbH, IRIS is not bound by any collective bargaining agreements or arrangements or any other collective regulations.

As of the date of the transfer of the Business and your employment agreement to IRIS, IRIS will be responsible for, without limitation, all claims arising from the employment relationship, even those relating to past periods. Jointly and severally with IRIS, Quidel Deutschland GmbH will continue to be responsible for obligations that have arisen before the transfer of the Business and became due before that date or which will become due within one year thereafter; to the extent they arise after the transfer of the Business, Quidel Deutschland GmbH is only responsible on a pro rata basis. Dismissals by Quidel Deutschland GmbH or by IRIS on the basis of the transfer of the Assets are not permissible. Dismissals for other reasons remain, however, unaffected.

Currently, there are no other economic or social consequences of the transfer of the business foreseeable. Likewise, no particular measures, e.g. measures of on-going education or measures of career development, are currently planned.

You can object in writing to the transfer of your employment relationship within one month after receipt of this letter. The written objection can be addressed either to Quidel Deutschland GmbH or to IRIS. In the event that you desire to object to such transfer, please communicate the reasons that motivate your decision. If we do not hear from you within this time period, or if you sign and return a copy of this letter, this will be considered as your consent to the transfer of your employment relationship. As a matter of caution, we advise you that in case of an objection, Quidel Deutschland GmbH would be forced to terminate your employment for operational reasons under the Dismissal Protection Act since your previous employment position with Quidel Deutschland GmbH will cease to exist. We kindly ask you to take this into account when considering this matter.

By virtue of the transfer of the Business, your employment relationship with Quidel Deutschland GmbH will terminate as of the date of the transfer of the Business. In addition, as part of the termination of your employment with Quidel Deutschland GmbH, your eligibility to further participate in the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan will cease and the status of your current stock options shall be treated as described below and as set forth in the attached table:

         o Your stock options which have already been executed are shown under the column heading "exercised" in the attached table. The transfer of the Business does not affect these option rights.

         o Your stock options which are shown under the column heading "exercisable" in the attached table may be exercised within 90 days from the date of transfer of the Business. All vested stock options that remain unexercised at the end of this 90-day period will expire and terminate at such time.

         o Your stock options which are shown in the attached table under the column heading "unvested" will expire and terminate at the time of the transfer of the Business.

Please note that the planned transfer of the Business is subject to various conditions precedent. Should the parties terminate the Asset Purchase Agreement or should such agreement not be implemented for any reason, we shall inform you without undue delay.

We hereby request that you consent to the assignment and assumption of your employment agreement and employment relationship to IRIS in connection with the transfer of the Business. Please return this confirmation or your written objection to Gunther Nau at the facility in Marburg, Germany as soon as possible, but by no later than ________ __, 2005.

If you have any  questions,  please  feel free to  contact  Scott  McLeod of our
parent  company  by  way  of  email  at   smcleod@quidel.com   or  telephone  at
[001-858-646-8089] at any time prior to the transfer of the Assets.

With kind regards

QUIDEL DEUTSCHLAND GMBH                             IRIS DEUTSCHLAND GMBH


----------------------------                        ----------------------------
Gunther Nau, Managing Director                      [Name, position]


CONFIRMATION

I hereby acknowledge and consent to the assumption and transfer of my employment agreement with Quidel Deutschland GmbH and the rights and obligations following from my employment relationship to IRIS. By signing and returning this letter, I hereby waive my right to object in writing to the transfer of my employment relationship within one month after receipt of this letter. Further, I hereby acknowledge that the transfer will have the effect of ending my eligibility to participate in the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan.

----------------------------
Date, [name of employee]



ENCLOSED:      -        Stock Option Report As of April 6, 2005